Exhibit 4.4

AMENDMENT NO. 1 TO

THE SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This AMENDMENT NO. 1 to the SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Amendment”) is made as of February 4, 2008 by and among Dice Holdings, Inc. (the “Company”) and the eFG Shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the eFG Shareholders Agreement (as defined below).

WHEREAS, the Company and the eFG Shareholders entered into that certain Second Amended and Restated Shareholders Agreement, dated as of July 23, 2007 (the “eFG Shareholders Agreement”);

WHEREAS, the parties wish to amend the eFG Shareholders Agreement to remove certain of the restrictions on transfer;

WHEREAS, pursuant to Section 6.04 of the eFG Shareholders Agreement, such agreement may be amended or otherwise modified by an instrument in writing executed by the Company with the consent of the eFG Shareholders holding more than 50% of the outstanding Common Shares held by all eFG Shareholders at the time of such proposed amendment or modification (the “Requisite Consent”); and

WHEREAS, upon execution of this Amendment, the Requisite Consent shall have been received, and this Amendment shall be binding upon the Company and the eFG Shareholders.

NOW, THEREFORE, the parties wish to amend, modify or waive the eFG Shareholders Agreement as follows:

1.	Restrictions on Transfer.

a. The eFG Shareholders Agreement is hereby amended by adding the following at the end of Section 2.03(b):

“Notwithstanding the limitations on transfer set forth in Section 2.03(b)(i) through (iv) above, an eFG Shareholder may make a Transfer of Company Securities in excess of such thresholds; provided, that such Transfers may only be effected through public sales that are made by or through a broker or brokers designated by the Company.”

2.	Effective Date. This Amendment shall be effective as of February 11, 2008.

3.	No Other Changes. Except as expressly or by necessary implication amended by this Amendment, the eFG Shareholders Agreement shall remain in full force and effect.

4.	Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first written above.

DICE HOLDINGS, INC.

By:	/S/ SCOT W. MELLAND
Name: Scot W. Melland Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first written above.

eFG SHAREHOLDERS:

By:	/S/ DAVID GORDON
Name: David Gordon

By:	/S/ MARK FISHER
Name: Mark Fisher

By:	/S/ CHRISTOPHER JONES
Name: Christopher Jones

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